Exhibit 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

________

William T. Hart, P.C.	(303) 839-0061	harttrinen@aol.com
Will Hart		Fax: (303) 839-5414

December 18, 2020

This letter will constitute an opinion upon the legality of the issuance by Gold Resource Corporation of 21,211,260 shares of common stock of Fortitude Gold Corporation (the “Company”) all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of Gold Resource Corporation, the Company, and the applicable laws of Colorado, all reported judicial decisions interpreting the same, and a copy of the Registration Statement.

In our opinion, the 21,211,260 shares of the Company’s common stock to be distributed by Gold Resource Corporation have been legally issued and represent fully paid and non-assessable shares of the Company’s common stock.

Very Truly Yours,

HART & HART, LLC

By	/s/ William T. Hart
William T. Hart